Exhibit 10.1

MANUFACTURING SERVICES AGREEMENT

between

JABIL INC.

JABIL CIRCUIT (SINGAPORE) PTE. LTD.

and Life360, Inc.

(JBL123) (Rev. 02/2021)    Manufacturing Services Agreement

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].”
MANUFACTURING SERVICES AGREEMENT
This Manufacturing Service Agreement (“Agreement”) is entered into as of September 1, 2024 ("Effective Date") by and between Jabil Inc., having its principal place of business at 10560 Dr. M.L. King Jr. Street North St. Petersburg, Florida 33716, for itself and Jabil Circuit (Singapore) Pte. Ltd. (“Jabil Singapore”), having its principal place at 16 Tampines Industrial Crescent, Singapore 528604, and its Affiliates (collectively referred to as “Jabil”), and Life360, Inc., ARBN 629 412 942 with offices at 1900 S. Norfolk St, Suite 310, San Mateo, CA 94403, for itself and its Affiliates (“Company”). Jabil and Company are referred to herein individually as “Party”, or collectively as “Parties”.

RECITALS
A.Jabil is in the business of designing, developing, manufacturing, testing, configuring, assembling, packaging and shipping electronic assemblies and systems.

B.Company is in the business of designing, developing, distributing, marketing and selling products containing electronic assemblies and systems.

C.Whereas, the Parties desire that Jabil manufacture, test, configure, assemble, package and/or ship certain electronic assemblies and systems pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

TERMS

1.Definitions. In addition to terms defined elsewhere in this Agreement, the capitalized terms set forth below shall have the following meaning:
“Affiliate”    means with respect to a Person, any other Person which directly or indirectly controls, or is controlled by, or is under common control with, the specified Person or an officer, director or 10% or more shareholder of the specified Person. For purposes of the preceding sentence, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, or direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, 50% or more of the outstanding shares of any class of capital stock of such Person (or in the case of a Person that is not a corporation, 50% or more of any class of equity interest). A non-exhaustive list of applicable Jabil Affiliates is set forth in Exhibit A.
“Build Schedule”    means a manufacturing schedule provided to Jabil by the Company in writing which specifies the Products to be manufactured, including the quantity of each Product, its description and part number, shipping instructions and requested delivery date.
“Commercially Reasonable Efforts”    means those efforts that would be deemed both commercially practicable and reasonably financially prudent after having taken into account all relevant commercial considerations, including, without limitation: (1) all pertinent facts and circumstances; (2) financial costs; (3) resource availability and impact; (4) probability of success; and (5) other commercial practicalities.

“Components”    means those components, parts or materials to be incorporated into the Product that Company either provides, directly or indirectly, to Jabil or are purchased through component suppliers designated, specified and/or approved by Company.
“Confidential Information”    means software, firmware, hardware, technology and know-how and other proprietary information or Intellectual Property embodied therein that is known, owned or licensed by and proprietary to either Party and not generally available to the public, including plans, analyses, trade secrets, patent rights, copyrights, trademarks, inventions, fees and pricing information, customer and business information, operating procedures, procedure manuals, processes, methods, computer applications, programs and designs, and any processed or collected data. The failure to label any of the foregoing as “confidential” or “proprietary” shall not mean it is not Confidential Information.

“Defect”    shall have the meaning set forth in Section 4.3.
“Epidemic Failure”    shall mean the repeat of the same or substantially same failure of a Product caused by a Defect and not due to normal wear and tear and which is present in at least five percent (5%) (with a minimum of 100 failures) of consecutively delivered Products shipped to Company over a rolling ninety (90) day period within the Warranty Period.

“Excess Inventory”    means Components, work in progress (“WIP”) or Products (i) on hand or on order in excess of Company’s requirements per the next [***] Forecast; or (ii) aged on hand for more than [***]; and which were ordered, purchased or manufactured based on a Forecast or Purchase Orders or other written instruction by Company to Jabil.
“Forecast”    shall have the meaning set forth in Section 2.

“Indemnified Claims”    shall have the meaning set forth in Section 12.1.

“Intellectual Property”    means any discoveries, inventions, technical information, procedures, manufacturing or other processes, software, firmware, technology, know-how, design, or other intellectual property rights, developed, owned, obtained or controlled by a Party; and all improvements, modifications or enhancements thereto.

“Lead Time”    means the mutually agreed upon minimum amount of time in advance of shipment that Jabil must receive a Build Schedule in order to deliver Product by the requested delivery date.

“Manufacturing Services”    means the services performed by Jabil hereunder which shall include but not be limited to manufacturing, testing, configuring, assembling, packaging and/or shipping of the Product, including any additional services, all in accordance with the Specifications.

“Materials Declaration Requirements” means any requirements, obligations, standards, duties or responsibilities pursuant to any environmental, product composition, ecodesign (Directive 2009/125/EC), energy use, energy efficiency and/or materials declaration laws, directives, or regulations, including international laws and treaties regarding such subject matter; and any regulations, interpretive guidance or enforcement policies related to any of the foregoing.

“NRE Costs”    means any non-recurring expenses that are agreed upon by the parties in writing and then incurred by Jabil hereunder, including design-engineering services, testing, fixturing and tooling, and other out-of-pocket costs.
“Obsolete Inventory”    means Components, WIP, or Products (i) with [***] future forecasted demand; or (ii) aged on hand for more than [***]; and which were ordered, purchased or manufactured based on a Forecast or Purchase Orders or other written instruction by Company to Jabil.
“Person”    means any corporation, business entity, natural person, firm, joint venture, limited or general partnership, limited liability entity, limited liability partnership, trust, unincorporated organization, association, government, or any department or agency of any government.

“Product(s)”    means the product(s) manufactured and assembled by Jabil on behalf of Company under this Agreement as may be identified in the applicable SOW; including any updates, renewals, modifications or amendments thereto.
“Purchase Order” or “PO”    means a firm purchase order provided to Jabil by Company in writing which specifies the Product to be manufactured, quantity of each Product, delivery date

“RMA Product”    shall have the meaning set forth in Section 4.3.

“RMA”    shall have the meaning set forth in Section 4.3.

“Specifications”    means the technical specifications for manufacturing and parameters set forth in the applicable SOW and otherwise supplied and/or approved by Company. Specifications may be amended from time to time by amendments in the form of written engineering change orders agreed to by the Parties.

“Statement of Work” or “SOW”    means the statement of work for each Product as amended in writing from time to time upon mutual agreement of the Parties.

“Termination”    shall have the meaning set forth in Section 9.4.

“Warranty Period”    shall have the meaning set forth in Section 4.1.

2.Forecasts. Each month, Company shall provide a rolling twelve (12) month forecast to Jabil (“Forecast”). Company and Jabil acknowledge and agree that Forecasts do not constitute a binding order or commitment of any kind by Company to purchase Products. Company and Jabil will meet at least quarterly to review the Forecast for the purpose of preparing it for Jabil’s master production scheduling. Any rescheduling or cancellation of the Forecast or the POs shall be subject to the terms set forth in Section 7.2.
3.Manufacturing Services. Jabil will manufacture the Product in accordance with the Specifications and any applicable Forecast and PO. Jabil will reply to each proposed PO that is submitted in accordance with the terms of this Agreement by notifying Company of its acceptance or rejection within three (3) business days of receipt of any proposed PO; [***] In the event of Jabil’s rejection of a proposed PO, Jabil’s notice of rejection will specify the basis for such rejection. If Jabil fails to acknowledge a proposed PO within ten (10) days, the proposed PO will be deemed accepted in accordance with its terms.

3.1.Testing; Packaging and Shipping. Jabil will test the Product in accordance with the test procedures provided by Company (the “Test Procedures”), Specifications, and any acceptance criteria provided by Company in writing. Company shall retain all right, title, and interest in and to the Test Procedures. Jabil will package and ship the Product in accordance with the packaging and shipping specifications provided by Company. Company shall be solely responsible for the sufficiency and adequacy of the Test Procedures, and packaging and shipping specifications.

3.2.Company Inspection. Company shall have the right, upon reasonable advance notice, during normal business hours and at its expense to inspect, review, monitor and oversee the Manufacturing Services and to test Products in accordance with the Test Procedures, provided that such inspection shall not disrupt Jabil's business operations. Company shall cause each of its employees, agents and representatives who have access to Jabil’s facilities, to maintain, preserve and protect all Confidential Information of Jabil and the confidential information of Jabil's other customers.

3.3.Materials Procurement. Jabil will use Commercially Reasonable Efforts to procure Components, per Company's approved vendor list and bill of material, necessary to fulfill accepted POs, except in situations where the Parties agree to use a different vendor who is not on the approved vendor list. To the extent Jabil's procurement of Components from vendors on Company's approved vendor list requires Jabil to incur costs in addition to the actual cost of procured Components ("Approved Vendor Costs"), Jabil may seek reimbursement for such Approved Vendor Costs in accordance with this Section
3.3. Jabil shall provide a written breakdown any Approved Vendor Costs associated with any Components or other materials set forth in the bill of material, and the justification for such Approved Vendor Costs. Company shall pay Jabil for any undisputed Approved Vendor Costs.
3.4.Equitable Adjustment. In the event Jabil’s cost of performance significantly changes due to causes beyond its reasonable control, Jabil shall provide prompt written notice to Company and the Parties will discuss in good faith an equitable adjustment to price and/or schedule on any open POs. Any such adjustment shall be subject to the supporting documentation provided by Jabil as may be reasonably requested by Company. Jabil shall continue to perform all of its obligations under this Agreement in accordance with the terms of this Agreement while such adjustments are being negotiated.

3.5.Materials Declaration. Where Company notifies Jabil in writing that the Product is subject to Materials Declaration Requirements, Jabil will use Commercially Reasonable Efforts to assist Company in procuring Components that are compliant with Materials Declaration Requirements. However, Company understands and agrees that (i) Company is responsible for notifying Jabil in writing of the specific Materials Declaration Requirements that Company determines to be applicable to the Product and shall be solely liable for the adequacy and sufficiency of such determination; (ii) any information regarding Materials Declaration Requirements compliance of Components or packaging used in the Products shall come from the relevant supplier and Jabil does not test, certify or otherwise warrant Component or packaging compliance with Materials Declaration Requirements; and (iii) Company is ultimately and solely responsible for compliance with applicable Materials Declaration Requirements.

4.Warranty & Remedy.

4.1.Warranty. Jabil warrants to Company that (i) Jabil will manufacture the Product in accordance with IPC-A 610 Class 2 workmanship standard; and (ii) the Product will be free from defects due to Jabil’s non-conformance with (i) above and from non-conform in all material respects to the Specifications in place at the time of manufacture, be comprised of new components, and be delivered free of any security interests, liens or encumbrances by Jabil. The above warranty shall remain in effect for a period of twelve (12) months from the date any Product is initially activated by an end-user customer of Company, not to exceed 15 months from the date of initial delivery to Company or to Company’s designated carrier, or as otherwise set forth in the applicable SOW (“Warranty Period”). This warranty is extended to, and may only be enforced by, Company.

4.2.Pass-through of Component Supplier Warranties. Jabil will procure all Components in accordance with Company’s approved vendor list (“AVL”) necessary to fulfill the mutually agreed upon Forecast and POs. Jabil shall adhere to Company’s supplier qualification standards and/or Company’s AVL at all times. Jabil will pass through to Company any warranties and remedies received from Component suppliers on the AVL to the extent contractually permitted. If pass through of the warranty is not permitted, Jabil will use Commercially Reasonable Efforts to pursue the warranty remedy and will share any recovered proceeds with Company in proportion to each Party’s respective costs. Jabil’s liability with respect to passing through the warranties and remedies of Component suppliers on the AVL is limited to the remedy it receives from the Component supplier.

4.3.Repair or Replacement of, or Refund for Defective Product. In accordance with Jabil's standard return material authorization process and procedure ("RMA"), Jabil will promptly, at Jabil’s election, repair or replace (subject to lead time), or if mutually agreeable, each party acting commercially reasonably, refund to Company an amount equal to the original purchase price paid by Company for any Product that fails to comply with the warranty set forth in Section 4.1 (“Defect” or “Defective”) provided that the Product is received by Jabil within thirty (30) days following the end of any applicable Warranty Period (“RMA Product”). If Company desires to return a Product based on a claim of breach of the warranty set forth in Section 4.1, Company shall request an RMA number from Jabil. Company shall then consign the alleged defective Product, FOB Jabil's designated repair facility, and specify the Jabil assigned RMA number. Jabil will analyze any such RMA Product and, if a Defect is found, then Jabil will repair or replace or provide a refund for the Defective RMA Product, as applicable within twenty (20) business days of receipt by Jabil of the RMA Product. In the event a Defect is found, Jabil will reimburse Company for the reasonable cost of transporting the RMA Product to Jabil’s designated repair facility and Jabil will deliver the repaired RMA Product or its replacement, FCA Company’s designated destination. If no such Defect is found, Company shall reimburse Jabil for all fees, costs and expenses incurred to analyze and, if requested by Company, repair or replace the non-Defective RMA Product and Company shall bear responsibility for all transportation costs to and from Jabil’s designated repair facility. Any replacement Products will be warranted for one year from delivery.

4.4.Limitation of Warranty. THE REMEDY SET FORTH IN SECTION 4.3 AND 4.5 SHALL CONSTITUTE COMPANY’S SOLE AND EXCLUSIVE REMEDY FOR A BREACH OF THE WARRANTY MADE BY JABIL HEREIN. THIS WARRANTY IS IN LIEU OF, AND JABIL EXPRESSLY DISCLAIMS, AND COMPANY EXPRESSLY WAIVES, ALL OTHER WARRANTIES AND REPRESENTATIONS OF ANY KIND, INCLUDING ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. NO ORAL OR WRITTEN STATEMENT OR REPRESENTATION BY JABIL, ITS AGENTS, OR EMPLOYEES SHALL CONSTITUTE OR CREATE A WARRANTY OR EXPAND THE SCOPE OF ANY WARRANTY HEREUNDER, UNLESS SET FORTH IN AN AGREED UPON PURCHASE ORDER OR SOW. JABIL'S WARRANTY IN SECTION 4.1 SHALL NOT APPLY TO ANY DEFECT IN THE PRODUCT RESULTING FROM THE PRODUCT HAVING BEEN SUBJECTED TO TESTING FOR OTHER THAN SPECIFIED ELECTRICAL CHARACTERISTICS OR TO OPERATING AND/OR ENVIRONMENTAL CONDITIONS IN EXCESS OF THE MAXIMUM VALUES ESTABLISHED IN APPLICABLE SPECIFICATIONS OTHER THAN BY JABIL OR AT THE DIRECTION OF JABIL, OR ANY DEFECT IN THE PRODUCT RESULTING FROM THE PRODUCT HAVING BEEN THE SUBJECT OF MISHANDLING, MISUSE, NEGLECT, UNAUTHORIZED REPAIR, OR IMPROPER STORAGE. THIS WARRANTY SHALL NOT APPLY TO ANY DEFECT IN THE PRODUCT TO THE EXTENT ARISING FROM ANY DRAWING, DESIGN, SPECIFICATION, PROCESS, TESTING OR OTHER PROCEDURE, ADJUSTMENT OR MODIFICATION SUPPLIED AND/OR REQUIRED BY COMPANY.
4.5.Epidemic Failure. In the event of an Epidemic Failure, either Party will inform the other Party as soon as possible about the event. Jabil will (i) identify the source of the failure; (ii) propose a corrective action plan to Company; (iii) as soon thereafter as reasonably possible, propose a corrective action plan. Jabil will implement the proposed corrective action plan immediately upon approval by Company; and if it is determined based on Jabil's root cause analysis that an Epidemic Failure exists, then the following costs and expenses incurred by Company as a direct result of the Epidemic Failure shall be borne by Jabil: (i) costs of transport between the Jabil facility and Customer facility as directed by Jabil; (ii) costs to re-inspect 100% of the rejected lots of batches/sorting costs; provided responsibility for re-inspection and sorting will be decided by Jabil; (iii) [***] Linnot to exceed [***] the amounts received by Jabil for such units. Notwithstanding the foregoing, Jabil’s liability under this Section 4.5, with the exception of costs pursuant to remedy the affected Product per Section 4.3, per contract year shall not exceed [***] hereunder.
5.Limitation of Damages and Liability.

5.1.Disclaimer of Consequential Damages. EXCEPT WITH REGARD TO EITHER PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS HEREUNDER, OR EITHER PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER ANY CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE, OR OTHER LEGAL OR EQUITABLE CLAIM OR THEORY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, LOSS OF GOODWILL OR BUSINESS PROFITS, LOST REVENUE, WORK STOPPAGE, DATA LOSS, COMPUTER FAILURE OR MALFUNCTION, OR FOR ANY AND ALL OTHER EXEMPLARY OR PUNITIVE DAMAGES WHETHER SUCH PARTY WAS INFORMED OR WAS AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE FOREGOING SHALL NOT EXCLUDE OR LIMIT EITHER

PARTY’S LIABILITY FOR DEATH OR PERSONAL INJURY RESULTING FROM ITS NEGLIGENCE TO THE EXTENT THAT SUCH LIABILITY CANNOT BY LAW BE LIMITED OR EXCLUDED.

5.2.INTENTIONALLY OMITTED.
6.Delivery, Risk of Loss and Payment Terms.

6.1.Delivery; Payment. Delivery shall be FCA (per Incoterms 2020) Jabil’s facility and shall be deemed to have occurred, and all title and risk of loss shall be transferred to Company when Products (or any other items) are tendered to the carrier, or forwarder approved by Company. Payment of all invoices shall be [***] from date of Company’s receipt of invoice. Payment to Jabil shall be in U.S. dollars and in immediately available funds. Company hereby unconditionally guarantees the payment by any of its Affiliates or any third parties agreed to by the Parties who place orders under this Agreement. Jabil may require Company or its Affiliates to provide financial assurances, such as adjusting payment terms, providing a letter of credit or bank guarantee, or tendering a deposit, if Jabil determines, in its reasonable judgment, that Company or Company Affiliates are not creditworthy, provided that Company will have the flexibility to provide any combination of such ‘financial assurances’ as long as the amount is agreed upon and Company will have at least [***] to provide any of the foregoing.

6.2.NRE. Any equipment, tooling, or other goods or property which is purchased by Jabil at Company’s request in order to perform its obligations under this Agreement shall become the property of Company once Jabil is reimbursed for all NRE Costs due and owing by Company. Jabil shall invoice Company for actual outstanding NRE Costs and other monies due at monthly intervals (or such other intervals as agreed by the Parties) during the term of this Agreement and upon termination of this Agreement. Jabil agrees to request advance written approval from Company should resource requirements, and thereby NRE Costs, increase materially relative to estimated NRE Costs initially agreed by the Parties. Upon request, Jabil shall provide to Company reasonably detailed supporting documentation and/or descriptions of the NRE Costs for which Jabil seeks reimbursement.

6.3.Taxes. Company shall be responsible for all federal, foreign, state and local sales, use, excise and other taxes (except taxes based on Jabil's income) ("Taxes") and all foreign agent or brokerage fees, document fees, custom charges and duties arising under this Agreement. Company may provide Jabil a valid exemption certificate or equivalent information acceptable to the relevant taxing authority, in which case, Jabil will not charge or collect the Taxes covered by such certificate. Company will be solely responsible for any Taxes, fines, penalties, and interest to the extent the failure by Jabil to remit such Taxes is due to Jabil's reliance on any direct pay certificate, or certification of an exemption from Tax or reduced rate of Tax provided by Company. If Jabil is required to pay any Taxes because of Company's failure to do so, or because of any other actor omission by Company then Company will reimburse Jabil for the amount of any such payment, plus interest, penalties, and fees, including any attorney's fees incurred in connection with disputing the imposition and collection of such Taxes. Notwithstanding the above, both parties [***]the costs of any applicable tariff charges [***] that imposed on Products exported from [***] to US.

6.4.Foreign Currency. It is the intent of both Parties to trade in USD (United States dollars) whenever possible and remain fixed in that currency unless otherwise mutually agreed. Company and Jabil agree that there will be a currency reconciliation process. The reconciliation is the difference between the amount in USD considering the average foreign exchange rate during the month immediately preceding the invoice date, and the amount of USD on the date on which payment is made, according to Bloomberg News, on each respective date. The supplementary invoice or credit for the aforementioned reconciliation should be settled within five (5) days.
6.5.Import and Export. Except as otherwise expressly set forth herein or as may be mutually agreed by the Parties in a separate written agreement, Company shall be responsible for obtaining any required import or export licenses necessary for Jabil to ship Product, including certificates of origin, manufacturer's affidavits, and U.S. Federal Communications Commission's identifier, if applicable and any other licenses required under US or foreign law and Company shall be the importer of record. Company agrees that it shall not export, re-export, resell or transfer, or otherwise require Jabil to ship or deliver any Product, assembly, component or any technical data or software which violate any export controls or limitations imposed by the United States or any other governmental authority or to any country for which an export license or other governmental approval is required at the time of export without first obtaining all necessary licenses and approvals and paying all duties and fees. Company shall provide Jabil with all licenses, certifications, approvals and authorizations in order to permit Jabil to comply with all import and export laws, rules and regulations for the shipment and delivery of the Product.

Notwithstanding the foregoing, the Parties acknowledge and agree that Jabil shall be responsible for obtaining any required export licenses, as well as any additional or related certificates, affidavits and other licenses, necessary to export Product from [***]. Company shall also be responsible for complying with any legislation or regulations governing the importation of the Product into the country of destination and for payment of any duties thereon.
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6.6.U.S. Government Contracts. In the event that Company requests Jabil to provide services related to or for export controlled products (e.g. International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations (EAR)) the terms and conditions of such services shall be set forth in a separate, written agreement prior to the commencement of any such services. No FAR, DFAR, or any other FAR Supplement clauses shall be applicable to this Agreement. If Company requires Jabil to perform any of the foregoing services prior to execution of a separate agreement, Jabil’s services will be provided “as is” and Company shall be fully responsible for any claims or liability arising from such services and corresponding deliverables or products.

7.Change Orders, Production Increases.

7.1.Engineering Change Orders; Production Increases. Company may, in writing, request configuration or engineering changes to Products or production increases at any time. Jabil shall respond to all requests within five (5) business days. Jabil will analyze the request and provide Company with an assessment of the effect that the request will have on cost, scheduling, and implementation. Any such change shall be documented in a written change order and shall become effective upon mutual written agreement of both Parties to the terms and conditions of such change order. The change order will identify all costs associated with any accepted changes and Company will be responsible for all such costs.
7.2.Rescheduled Delivery and Cancellation. Company may request Jabil to reschedule the delivery date for Product(s) and cancel pending orders in accordance with this Section 7.2. The charges to Company for deferring or accelerating delivery of an order (rescheduled) or cancellation of an order are outlined below:

Maximum Allowable Variance Quantities/Delivery Dates
Days Prior to Delivery Date on the Forecast or PO	Reschedule Terms	Cancellation Liability
0-30 days	Company may not reschedule an order within 30 days of the delivery date without payment full for the order.	Company may not cancel an order to be delivered within 30 days of the applicable delivery date without payment to Jabil in full for the order.
31-60 days from original delivery date	Company may reschedule the delivery of up to 20% of an order without additional	Company will be charged 100% of Jabil's incurred

liability provided that such rescheduled order is rescheduled to be delivered within thirty (30) days of the original delivery date.
61-90 days from original delivery date
Company may reschedule delivery of
up to 50% of an order without additional liability provided that such rescheduled order is rescheduled to be delivered within thirty (30) days of the original delivery date.
Company will be charged 100% of Jabil’s incurred cost for any order cancelled more than 60 and up to 90 days prior to the applicable delivery date.
90 days and beyond from original delivery date	Company may reschedule 100% of an order without additional liability	Company will be charged no fees for any order cancelled more than 90 days prior to the applicable delivery date.

Any PO quantities rescheduled per the variance allowed in the Flexibility Table shall not be subsequently rescheduled for such PO without express written approval of Jabil. Reschedules in excess of the maximum variance allowed in the Flexibility Table deferred quantity or period (set forth above) will be considered cancellations and Company shall be charged 100% of Jabil’s costs for the cancelled pending Forecast and/or PO. Reschedules and cancellations may result in revised Product pricing.

7.3.Underutilization. If Company decreases its demand by [***] of the forecasted demand and such decrease in demand persists for [***], then Company shall be liable for any actual impacts to cost or schedule, including the cost of labor or assets deployed by Jabil in order to meet Company’s Forecast; provided, however, that the Parties work together in good faith to mitigate any such costs.

7.4.Safety Stock. Jabil and Company agree that safety stock (including Components, sub-assemblies and finished goods inventory) may be required to be held at Jabil for flexibility in certain circumstances. When appropriate, the

Parties agree to establish, and Jabil agrees to hold in inventory, safety stock at mutually agreed upon levels. Company shall be liable for safety stock mutually agreed upon and placed in inventory at Jabil.

7.5.Treatment of Excess and Obsolete Inventory. Prior to the start of Manufacturing Services, and [***] thereafter, Company shall issue Jabil a blanket PO in an amount to be agreed by the Parties [***]. Jabil will provide Company with an ongoing detailed analysis of any Excess and/or Obsolete Inventory as it accrues, such analysis to include part numbers, quantities on hand and on order, as applicable, and days aging (the “Inventory Report”). The Inventory Report will be issued [***] and will be accompanied by an invoice for the calculated amounts payable per the applicable disposition option set forth in Sections 7.5.1 and 7.5.2 and shall be paid by Company in accordance with the payment terms set forth in Section 6.1. Company will have [***] to review the Inventory Report. Jabil will assist Company in minimizing Company’s liability by using Commercially Reasonable Efforts to (i) return, reduce or cancel Component orders to the extent contractually permitted, and as soon as commercially practical, or selling Components to third parties where possible, and (ii) assist Company to determine whether current work in progress should be completed, scrapped or shipped ‘as is’.

7.5.1.Disposition of Excess Inventory. [***].

7.5.2.Disposition of Obsolete Inventory. Company shall pay for the value of the Obsolete Inventory and Jabil will, per Company’s instruction, (i) ship such Obsolete Inventory to Company or its designated location; or (ii) scrap the Obsolete Inventory on behalf of Company.

8.Term. This Agreement shall be effective on the Effective Date for a period of three (3) years and shall automatically renew for successive periods of one year, unless a party provides the other party with notice of its intent not to renew this Agreement at least ninety (90) days prior to the expiration of the then current term. The terms of this Agreement that expressly or by their nature are intended to survive the expiration or termination of this Agreement will survive and continue in full force and effect.

9.Termination.

9.1.Termination for Convenience. This Agreement may be terminated at any time upon the mutual written consent of the Parties or upon the date for termination set forth in a written notice given by one Party to the other not less than [***] prior to such date.

9.2.Termination for Cause. Either Party may terminate this Agreement based on the material breach by the other Party of the terms of this Agreement, provided that the Party alleged to be in material breach receives written notice setting forth the nature of the breach at least thirty (30) days prior to the intended termination date. During such time the Party in material breach may cure the alleged breach and if such breach is cured within such thirty (30) day period, no termination will occur and this Agreement will continue in accordance with its terms. If such breach shall not have been cured, termination shall occur upon the termination date set forth in such notice.

9.3.Termination for Bankruptcy/Insolvency. Either Party may terminate this Agreement by written notice to the other Party, effective immediately upon receipt, upon the happening of any of the following events with respect to a Party:
(i) the appointment of a receiver or custodian to take possession of any or all of the assets of the other Party, or should the other Party make an assignment for the benefit of creditors, or should there be an attachment, execution, or other judicial seizure of all or a substantial portion of the other Party's assets, and such attachment, execution or seizure is not discharged within sixty
(60) days; (ii) the other Party becomes a debtor, either voluntarily or involuntarily, under Title 11 of the United States Code or any other similar law and, in the case of an involuntary proceeding, such proceeding is not dismissed within sixty (60) days of the date of filing; or (iii) the liquidation, dissolution or winding up of the other Party whether voluntarily, by operation of law or otherwise.

9.4.Effects of Termination. Upon termination, expiration or cancellation of this Agreement (“Termination”) for any reason, Jabil shall submit to Company Jabil's invoices for Termination Charges within [***] from the effective date of such Termination. Jabil will provide to Company all information reasonably necessary to confirm the Termination Charges. To the extent that Jabil cannot mitigate its costs as set forth in Section 9.6, upon Termination for any reason, Company's obligation shall be to pay the charges claimed by Jabil as follows (“Termination Charges”):

•The applicable price for the Product of which Jabil has completed manufacture prior to the effective date of Termination pursuant to an issued PO for which payment has not been made;
•Reimbursements for Component acquisition and reasonable cancellation costs, Components and work-in-process at the time of effective date of Termination which were purchased or ordered pursuant to issued POs or Forecasts;
•Except in the event of termination due to Jabil’s default hereunder, depreciation on equipment idle up to six months after the effective date of Termination in accordance with U.S. Generally Accepted Accounting Principles; and
•Jabil’s cost of equipment or tooling purchased by Jabil specifically for the manufacture, test, design, or packaging of Product and any other services rendered or costs reasonably incurred by Jabil under this Agreement. All goods for which Company shall have paid 100% of Jabil’s incurred cost (less depreciation) or more shall be held by Jabil for Company’s account and Company may arrange for its acquisition of them on AS-IS, WHERE-IS basis.

9.5.Termination Consequences. If this Agreement is terminated for any reason, (i) Company shall not be excused from performing its obligations under this Agreement with respect to payment for all monies due Jabil hereunder including fees, costs and expenses incurred by Jabil up to and including the Termination Effective Date and (ii) the parties shall not be excused from performing their respective obligations under this Agreement with respect to POs in effect on the Termination Effective Date, except that in the case of termination under Section 9.2, the terminating party may elect whether obligations under POs will remain in effect.

9.6.Duty to Mitigate Costs. Both Parties shall, in good faith, undertake Commercially Reasonable Efforts to mitigate the costs of Termination. Jabil shall make Commercially Reasonable Efforts to cancel all applicable Component purchase orders and reduce Component inventory through return for credit programs or allocate such Components for alternate Company programs if applicable, or other customer orders provided the same can be used within ninety (90) days of the termination date.
10.Confidentiality.

10.1.Confidentiality Obligations. In order to protect both Parties’ Confidential Information the Parties agree that each Party shall use the same degree of care, but no less than a reasonable degree of care, as such Party uses with respect to its own similar information to protect the Confidential Information of the other Party and to prevent any use of Confidential Information other than for the purposes of this Agreement. This Section 10 imposes no obligation upon a Party with respect to Confidential Information which (a) was known to such Party before receipt from the disclosing Party without a duty of confidentiality; (b) is or becomes publicly available through no fault of the receiving Party; (c) is rightfully received by the receiving Party from a third party without a duty of confidentiality; (d) is disclosed by the disclosing Party to a third party without imposing a duty of confidentiality on the third party; (e) is independently developed by the receiving Party without reference to the Confidential Information and without a breach of this Agreement; or (f) is disclosed by the receiving Party with the disclosing Party’s prior written approval. If a Party is required by a government body or court of law to disclose Confidential Information, this Agreement or any portion hereof, then such Party agrees to give the other Party reasonable advance notice so that the other Party may seek a protective order or otherwise contest the disclosure.

10.2.Employees, Agents and Representatives. The Receiving Party shall only permit access to Confidential Information to those of the Receiving Party’s employees, agents and representatives who (a) have a need to know such information, (b) have been advised by the Receiving Party of the Receiving Party’s obligations under this Agreement, and (c) are contractually or legally bound by obligations of non disclosure and non use at least as stringent as those contained herein. Each Party represents and warrants to the other Party that it has adopted policies and procedures with respect to the receipt and disclosure of Confidential Information with its employees, agents and representatives. The receiving Party represents, warrants and covenants to the disclosing Party that the receiving Party will cause each of its employees, agents and representatives to maintain and protect the confidentiality of the Confidential Information. The failure of any employee, agent or representative of the receiving Party to comply with the terms and conditions of this Section 10 shall be considered a breach of this Agreement by the receiving Party.

10.3.Term and Enforcement. The confidentiality obligation set forth in this Agreement shall be observed during the term of the Agreement and for a period of four (4) years following the termination of this Agreement or, with respect to trade secrets, until such trade secrets are no longer protected as such under applicable laws. Each Party acknowledges that a breach of any of the terms of this Section 10 may cause the non-breaching Party irreparable damage, for which the award of damages would not be adequate compensation. Consequently, the non-breaching Party may institute an action to enjoin the breaching Party from any and all acts in violation of those provisions, which remedy shall be cumulative and not exclusive, and shall be in addition to any other relief to which the non-breaching Party may be entitled at law or in equity. Such remedy shall not be subject to the dispute resolution provisions set forth in Section 17.8.
10.4.Return of Confidential Information. Upon the termination, cancellation or expiration of this Agreement, the Receiving Party shall, upon the Disclosing Party’s written request, except to the extent Confidential Information cannot be returned or destroyed (or deleted, in the case of information stored in computer hard drives or cloud solutions), return all Confidential Information (including all copies thereof) to the Disclosing Party, or at the Disclosing Party’s instruction, destroy such Confidential Information. Any destruction of Confidential Information will be confirmed by the Receiving Party by means of a certificate executed by a duly authorized representative. Any Confidential Information that cannot be returned or destroyed or deleted will remain confidential, subject to the terms of this Agreement.

11.Intellectual Property Rights.

11.1.Intellectual Property Ownership. As between the Parties, each Party shall retain all rights, title and ownership of its own Intellectual Property.
11.2.Company Intellectual Property. Company hereby grants to Jabil a worldwide, non-exclusive, fully paid up, royalty free, non-transferable (in accordance with Section 17.6), non-sublicensable right and license under the Company Intellectual Property only insofar as solely required for Jabil to perform its obligations under this Agreement. The foregoing license shall remain effective during the Term of this Agreement and for the period of time following Termination as necessary for Jabil to perform its obligations under this Agreement. Upon full payment of all monies due and owing under this Agreement for any Product, Jabil will grant to Company a worldwide, non-exclusive, fully paid-up, royalty free right and license under Jabil’s Intellectual Property rights only insofar as is required for Company to use, sell or distribute such Product provided as part of the Manufacturing Services performed by Jabil pursuant to this Agreement; provided however, that no license or other rights to manufacturing processes and/or manufacturing process improvements shall be granted hereunder. Except as expressly provided herein, neither Party grants the other Party any other rights or licenses, whether express, implied, or by virtue of estoppel or otherwise, to its Intellectual Property rights.

11.3.Third-Party Licenses. Except for the licenses required for the manufacturing processes that Jabil selects and uses to manufacture, assemble and/or test the Products, Company shall be solely responsible for obtaining all licenses for the use, and commercialization of the Products.

12.Indemnification.

12.1.Indemnification by Company. Company shall indemnify, defend and hold harmless Jabil and its employees, Affiliates, successors and assigns from and against all claims, damages, losses, costs and expenses, including reasonable attorneys' fees and professional fees, (“Indemnified Claim(s)”), arising from any third party claims asserted against Jabil and its employees, subsidiaries, Affiliates, successors and assigns, to the extent based on any of the following:
(a)Specifications, Company Confidential Information, any Product, or any information, technology and processes supplied and/or required by Company;
(b)that any item in subsection (a) infringes or violates any patent, copyright or other intellectual property right of a third party; and
(c)product liability arising from any item in subsection (a).

12.2.Indemnification by Jabil. Jabil shall indemnify, defend and hold harmless Company and its employees, subsidiaries, Affiliates, successors and assigns from and against all Indemnified Claims arising from any third party claims asserted against Company and its employees, subsidiaries, Affiliates, successors and assigns, to the extent based on any of the following:

(a)infringement of the intellectual property rights of any third party but solely to the extent that such infringement is caused by a process that Jabil uses at its discretion to manufacture, assemble and/or test the Products;
(b)[***]; or
(c)[***].

12.3.Indemnification Procedure. The indemnitee shall give the indemnitor prompt written notice of any Indemnified Claims and allow the indemnitor to control the defense and settlement of any such Indemnified Claims. The indemnitee may employ counsel, at its own expense to assist the indemnitee with respect to any such Indemnified Claims, provided that if such counsel is necessary because of a conflict of interest with the indemnitor or its counsel or because the indemnitor does not assume control of the defense of a claim for which the indemnitor is obligated to indemnify the indemnitee hereunder, the indemnitor shall bear such expense. The indemnitor shall not enter into any settlement that affects the indemnitee’s rights or interests without the indemnitee’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. The indemnitee will provide such assistance and cooperation as is reasonably requested by the indemnitor or its counsel in connection with such indemnified claims.
12.4.Removed.

13.Relationship of Parties. Jabil shall perform its obligations hereunder as an independent contractor. Nothing contained herein shall be construed to imply a partnership or joint venture relationship between the Parties. The Parties shall not be entitled to create any obligations on behalf of the other Party, except as expressly contemplated by this Agreement. The Parties will not enter into any contracts with third parties in the name of the other Party without the prior written consent of the other Party.
14.Insurance. Each Party will keep its business and properties insured at all times against such risks and with such limits and deductibles for which insurance is usually maintained by reasonably prudent Persons engaged in a similar business. Certificates of Insurance shall be provided by Company within thirty (30) days of the execution of this Agreement and annually thereafter upon request by Jabil. Jabil shall permit Company to review its insurance status at any time by using the following URL: [***].

15.Publicity. Without the consent of the other Party, neither Party shall refer to this Agreement in any publicity or advertising or disclose to any third party any of the terms of this Agreement.

16.Force Majeure. Neither Party will be liable for any delay in performing, or for failing to perform, its obligations under this Agreement (other than the payment of money) resulting from any cause beyond its reasonable control; provided that the Party affected by such event promptly notifies (in no event more than ten (10) business days of discovery of the event) the other Party of the event. If the delays caused by the force majeure conditions are not cured within sixty (60) days of the force majeure event, then either Party may immediately terminate this Agreement. Termination of this Agreement pursuant to this Section 16 shall not affect Company’s obligation to pay Jabil, as set forth herein. In the event that Jabil claims a force majeure event, Jabil shall use Commercially Reasonable Efforts to overcome the delay caused by such event and shall resume performance as soon as practical following the removal of the cause of the force majeure event.

17.Miscellaneous.

17.1.Notices. All notices, demands and other communications made hereunder shall be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid), by facsimile addressed to the respective Parties at the following addresses:

Notice to Jabil: Jabil Inc. 10560 Dr. Martin Luther King, Jr. Street N. St. Petersburg, Florida 33716 Attn: General Counsel	Notice to Company: Life360, Inc. 1900 S. Norfolk Street, Suite 310 San Mateo, CA 94403 Attn: Legal Department

17.2.Amendment. This Agreement may not be amended, modified, or changed in any respect except by an agreement in writing signed by the Party against whom such change is to be enforced. The Parties may, subject to the provisions of this Section 17.2, from time to time, enter into supplemental written agreements for the purpose of adding any provisions to this Agreement or changing in any manner the rights and obligations of the Parties under this Agreement or any Schedule hereto. Any such supplemental written agreement executed by the Parties shall be binding upon the Parties.

17.3.Partial Invalidity. Whenever possible, each provision of this Agreement shall be interpreted in such a way as to be effective and valid under applicable law. If a provision is prohibited by or invalid under applicable law, it shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

17.4.Compliance with Laws. Each Party will perform its obligations hereunder in compliance with all applicable foreign and local laws, including but not limited to the United States Foreign Corrupt Practices Act (FCPA) and the UK Bribery Act, and the Australian Modern Slavery Act of 2018, including any law, act or regulation which succeeds or replaces such Act. Jabil will also comply with the Life360 Supplier Code of Conduct, found on life360.com.

17.5.Entire Agreement. This Agreement, the Schedules and any addenda attached hereto or referenced herein, constitute the complete and exclusive statement of the agreement of the Parties with respect to the subject matter of this Agreement, and replace and supersede all prior agreements, term sheets, correspondence, oral or written communications and negotiations by and between the Parties. In the event of any inconsistency between the provisions of this Agreement and any Schedule and any addenda attached hereto or referenced herein, the provisions of this Agreement shall prevail unless expressly stipulated otherwise, in writing executed by the Parties. Pre-printed language on each Party’s forms, including purchase orders, shall not constitute part of this Agreement and shall be deemed unenforceable.
17.6.Assignment and Set Off. This Agreement shall be binding on the Parties and their successors and assigns; provided, however, that neither Party shall assign, delegate or transfer, in whole or in part, this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Party, except in the event that Company is acquired by, merged with, or otherwise becomes controlled by an entity that is a competitor of Jabil, Jabil shall have the right to terminate this Agreement upon [***] written notice to Company. Any purported assignment without such consent shall be null and void. Notwithstanding the foregoing, Jabil shall have the right to assign its rights to receive monies hereunder without the prior written consent of Company, provided however, that any assignment to a party to whom Company is restricted or prohibited from making payment to under any applicable law shall be deemed null and void. In such case, Company shall promptly notify Jabil in writing with regards to restricted or prohibited payment under any applicable law with justification. Company will not be entitled to set off or recoup against sums payable by to Jabil without Jabil’s prior written consent, not to be unreasonably withheld.

17.7.Waiver. Waiver by either Party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or a waiver of any other breach of the same or any other provision of this Agreement.

17.8.Exclusive Dispute Resolution Mechanism.

17.8.1.Dispute Resolution. The Parties shall resolve any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, a “Dispute”), under the provisions of this Section 17.8. The procedures set forth in this Section shall be the exclusive mechanism for resolving any Dispute that may arise from time to time and Section 17.8 is an express condition precedent to litigation of the Dispute. In the event the Dispute pertains to unpaid invoices, amounts owed for material liability or pricing, and after 60 calendar days the parties are unable to reach a resolution on such matter, then Jabil in its sole discretion may reject Purchase Orders and/or stop procuring additional inventory to mitigate exposure. Notwithstanding any other provision of this Agreement, to the extent that Jabil is a participant (as a deponent, witness or otherwise) for the benefit of Company in any proceeding or is made to respond to discovery requests in any proceeding involving the Company, its officers, directors, stockholders or creditors, relating to this Agreement and to which Jabil is not a party, Company shall reimburse Jabil for all reasonable expenses and liabilities paid or incurred in connection therewith.

17.8.2.Negotiations. A Party shall send written notice to the other Party of any Dispute ("Dispute Notice"). The Parties shall first attempt in good faith to resolve any Dispute set forth in the Dispute Notice by negotiation and consultation between themselves, including not fewer than two negotiation sessions. In the event that such Dispute is not resolved on an informal basis within [***] after one Party delivers the Dispute Notice to the other Party, either Party may, by written notice to the other Party (“Escalation to Executive Notice”), refer such Dispute to an executive of each Party. If the executives cannot resolve any Dispute during the time period ending [***] after the date of the Escalation to Executive Notice (the last day of such time period, the “Escalation to Mediation Date”), either Party may initiate mediation under Section 17.8.3.
17.8.3.Mediation.

17.8.3.1.Subject to Section 17.8.2, the Parties may, at any time after the Escalation to Mediation Date, submit the Dispute to any mutually agreed to mediation service for mediation by providing to the mediation service a joint, written request for mediation, setting forth the subject of the dispute and the relief requested. The Parties shall cooperate with one another in selecting a mediation service and shall cooperate with the mediation service and with one another in selecting a neutral mediator and in scheduling the mediation proceedings. The Parties covenant that they will use Commercially Reasonable Efforts in participating in the mediation. The Parties agree that the mediator’s fees and expenses and the costs incidental to the mediation will be [***]. In the event the Parties are unable or unwilling to prepare a joint, written request for mediation or come to an agreement on the mediation service, then Section 17.8.4 shall apply and either Party may file suit in a court of competent jurisdiction in accordance with the provisions of Section 17.10.
17.8.3.2.The Parties further agree that all offers, promises, conduct, and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts, and attorneys, and by the mediator and any employees of the mediation service, are confidential, privileged, and inadmissible for any purpose, including impeachment, in any litigation, arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

17.8.4.Litigation as a Final Resort. If the Parties cannot resolve any Dispute for any reason, including, but not limited to, the failure of either Party to agree to enter into mediation or agree to any settlement proposed by the mediator, within [***] after the Escalation to Mediation Date, either Party may file suit in a court of competent jurisdiction in accordance with the provisions of Section 17.10.

17.9.Counterparts. This Agreement may be executed by facsimile and delivered in one or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to be one agreement.
17.10.Governing Law and Jurisdiction. This Agreement and the interpretation of its terms shall be governed by the laws of the State of New York, without application of conflicts of law principles. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. This Agreement shall be subject to the exclusive jurisdiction of the Federal District Court, Southern District of New York and if such court does not have proper jurisdiction, the State Courts of New York County, New York. The Parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of New York by virtue of a failure to perform an act required to be performed in the State of New York. The Parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in New York County, New York. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing Party in such dispute shall be entitled to recover from the losing Party all fees, costs and expenses of enforcing any right of such prevailing Party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

JABIL INC.

By: /s/ Irvin Stein
(Signature)

Name: Irvin Stein
(Print)

Title: Vice President

Date: 10/25/2024

JABIL CIRCUIT (SINGAPORE) PTE. LTD.

By: /s/ Irvin Stein
(Signature)

Name: Irvin Stein
(Print)

Title: Vice President

Date: 10/25/2024

COMPANY
Life360, Inc.

By: /s/ Justin Moore
(Signature)

Name: Justin Moore
(Print)

Title: CTO, Life360

Date: October 25, 2024

EXHIBIT A: JABIL AFFILIATES

This Exhibit A contains a non-exhaustive list of Jabil Affiliates that may engage in Manufacturing Services for Company.

•Jabil Circuit (Guangzhou) Ltd.
•Jabil Circuit (Shanghai) Co. Ltd.
•Jabil Circuit (Singapore) Pte. Ltd
•Jabil Circuit (Wuxi) Co. Ltd.
•Jabil Technology and Trading (Wuxi) Co. Ltd.
•Jabil Science & Telecommunication Trading (Wuxi) Co., Ltd.
•Nypro Plastics & Metal Products (Shenzhen) Co. Ltd.
•Jabil Electronics (Weihai) Co. Ltd.
•Jabil Circuit Austria GmbH
•Jabil Circuit Hungary Contract Manufacturing Services Ltd
•Jabil Circuit India Private Limited
•Jabil Circuit Sdn Bhd
•Jabil do Brasil Industria Eletroeletronica Ltda.
•Jabil Hungary LP Services, Limited Liability Company
•Jabil Industrial do Brasil Ltda.
•Jabil Poland Sp. z.o.o.
•Jabil, Limited Liability Company
•Jabil Vietnam Company Limited
•Nypro Limited
•Jabil Switzerland Manufacturing Gmbh
•Jabil Umkirch Manufacturing GmbH
•Jabil Tuttlingen Manufacturing GmbH
•Nypro Healthcare GmbH
•PT Jabil Circuit Indonesia
•Clothing Plus Zhejiang Ltd.